Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No 333-177680) of M.D.C. Holdings, Inc. and related Prospectus for the registration of $1,000,000,000 in common stock, preferred stock, and debt securities, and;

(2)	Registration Statements (Form S-8 No. 333-67894, Form S-8 No. 333-103192 and Form S-8 No. 333-145066) pertaining to the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan and M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors; and;

(3)	Registration Statement (Form S-8 No 333-174110) pertaining to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan and the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors;

of our report dated January 31, 2013, (except Note 22, as to which the date is April 30, 2013) with respect to the consolidated financial statements of M.D.C. Holdings, Inc., included in this Annual Report (as amended on April 30, 2013 on Form 10-K/A), and our report dated January 31, 2013 with respect to the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc., included in this Annual Report (as originally filed on January 31, 2013 on Form 10-K).

/s/ Ernst & Young LLP

Denver, Colorado

April 30, 2013